Exhibit 10.5

RESEARCH COLLABORATION AGREEMENT
ON RX-0201 CLINICAL DEVELOPMENT

This RESEARCH COLLABORATION AGREEMENT ON RX-0201 CLINICAL DEVELOPMENT (the "Agreement") is entered into between Rexahn Corporation, a company based in the United States, carrying on business at 9700 Great Seneca Highway, Rockville MD 20850 USA ("REXAHN ") and REXGENE Biotech Co., Ltd., located at 1330-13 Seocho-Dong, Seocho-Gu, Seoul, Korea ("REXGENE"). REXAHN and REXGENE are collectively referred to as "Parties" and individually referred to as "Party" in this Agreement.

WHEREAS, REXAHN has developed a certain proprietary therapeutic compound for the treatment of cancer denominated as RX-0201;

WHEREAS, REXGENE is engaged in the development of pharmaceutical products; and,

WHEREAS, the Parties are interested in pursuing collaborative research and development efforts regarding RX-0201;

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, REXGENE and REXAHN agree as follows:

1.	DEFINITIONS

1.1	Licensed Technology shall mean technology relating to REXAHN Product RX-0201, including all Improvements resulting from research and development efforts pursuant to this Agreement.

1.2
Licensed Patents shall mean all United States and foreign patents presently or in the future issued that cover Licensed Technology, including continuation, divisional, reexamined and reissued patents, issuing or claiming priority, either directly or indirectly, from pending United States Provisional Application No. 60/404010 filed August 16, 2002.

1.3	Licensed Products shall mean any and all drug products, including those incorporated in combination products, which consist of, include or in anyway incorporate the Licensed Technology.

1.4	Improvements shall mean all improvements, developments, discoveries and inventions that relate to the Licensed Products.

1.5	Net Sales shall mean all gross revenues, derived from sales, minus commissions, sales taxes, shipping, and insurance costs.

1.6	Territory shall mean all countries in Asia.

2.	COLLABORATIVE RESEARCH & REGISTRATION EFFORTS

2.1.
The Parties shall cooperate fully to develop a research and development plan for the purpose of registering RX-0201 for sale and use in the Republic of Korea ("Korea") and in other countries within the Territory. The research and development plan shall include, at a minimum, clinical and animal trials to be conducted in the United States, clinical trials to be conducted in Korea and other Asian countries, and the exchange of data derived from such trials.

2.2.	REXAHN shall provide, as its initial contribution to the joint development and research, a License to the Licensed Technology for the purpose of permitting research and development by REXGENE.

2.3.
REXGENE shall provide, as its initial contribution to the joint development and research, One Million Five Hundred Thousand Dollars (US $1,500,000) to be used by REXAHN in the further development of RX-0201.

2.4.
The Parties will each contribute those efforts necessary to perform the agreed upon research and development tasks. Specifically, REXGENE will conduct the clinical trials necessary for registration of Licensed Products in Korea and other countries in the Territory. REXGENE will bear its own expenses and costs in connection with these activities. REXAHN will conduct those animal and clinical trials in the United States or otherwise outside the Territory on RX-0201.

2.5.	The Parties will share data derived from any research and trials without further fees.

2.6.	REXGENE will be responsible for, and bear the expense for, all registration and other approvals in connection with the use or sale of Licensed Products in Korea and other countries in the Territory.

2.7.
REXAHN will prosecute all patent applications and bear all costs outside of the Territory. REXGENE will prosecute all patent applications and bear all costs within the Territory, but, REXAHN will undertake to prosecute patent applications for the Licensed Technology in Korea, Japan, China and India.

2.8.	Both Parties agree to share any Improvements and to provide all assistance necessary to pursue additional patent rights arising from such Improvements.

2.9.	REXGENE and REXAHN will have the License Rights described in Section 2 of this Agreement.

3	GRANT OF LICENSE

3.1
REXAHN agrees to grant and does hereby grant to REXGENE an exclusive license within the Territory, with right to sublicense, to employ the Licensed Technology to make, have made, use, sell, and import Licensed Products.

3.2
REXGENE agrees to grant and does hereby grant to REXAHN an exclusive license everywhere outside the Territory, with right to sublicense, to employ the Licensed Technology to make, have made, use, sell, and import Licensed Products.

4.	ROYALTIES

4.1	REXGENE agrees to pay REXAHN a royalty of three percent (3%) of Net Sales of Licensed Products in each country in the Territory by REXGENE or any Sublicensee of REXGENE.

4.2
Royalties shall be payable by REXGENE quarterly, due thirty (30) days following the last day of each calendar quarter, and shall be accompanied by a statement explaining the basis for the amount of each payment.

5.	THIRD PARTY INFRINGEMENT

5.1
Should either Party become aware that any Licensed Patent is being or has been infringed by a third party within the Territory, such Party shall promptly notify the other Party in writing. REXGENE shall have the right to take appropriate action, including the right to bring a suit for infringement of the Licensed Patent, against such third party infringer. The cost of any such action taken by REXGENE, including attorney's fees, shall be borne by REXGENE and any settlement, damages or other recovery shall be the sole property of REXGENE.

5.2
Should REXGENE elect not to proceed against any third party infringer within the Territory within thirty (30) days after being requested in writing to do so by REXAHN, REXAHN may take appropriate action, including bringing suit for infringement. The cost of any such action taken by REXAHN, including attorney's fees, shall be borne by REXAHN and any settlement, damages or other recovery shall be the sole property of REXAHN. Should REXAHN bring any suit against a third party for infringement of a Licensed patent in the Territory, REXGENE agrees to voluntarily join in such suit and be represented by REXAHN's counsel.

5.3
Should REXGENE and REXAHN agree to jointly proceed against any third party infringer, they shall equally divide the cost of any action taken by them and shall equally divide any settlement, damages or other recovery realized by such action.

6.	INDEMNIFICATION

6.1
REXGENE shall hold REXAHN free and harmless from any liability, loss, damage or expenses including attorney's fees, arising from a claim of personal injury or property or commercial damages resulting from the manufacture, use or sale of the Licensed Products by REXGENE or its Sublicensees.

6.2
REXAHN shall hold REXGENE free and harmless from any liability, loss, damage or expenses including attorney's fees, arising from a claim of infringement of any third party's patent, trademark or other industrial property rights, which may result from the manufacture, use, distribution or sale of the. Licensed Products by REXGENE or its Sublicensees.

7.	TERMINATION

7.1	Unless earlier terminated, this Agreement shall terminate upon the last to expire of the Licensed Patents, or if no Licensed Patent is granted, then within 20 years from the date of this Agreement.

7.2
In the event either Party breaches any of its obligations to be performed under this Agreement, the other Party shall have the right to terminate this Agreement upon ninety (90) days written notice of termination specifying the obligations breached; provided, that, if within said ninety (90) days, the breaching party remedies the breaches specified in the notice, this Agreement shall not be terminated.

8.	NOTICE

8.1
Written Notice. Any notice or other communication required under this Agreement shall be in writing and deemed to have been duly given if: the notice is personally delivered to the other Party; or the notice is mailed by certified mail or registered mail, return receipt requested, and delivery thereof to the address of the other Party is evidenced by a return receipt.

8.2	Notice Address. Any notice or other communication required under this Agreement shall be addressed and delivered by one Party to the other Party at the following addresses:

REXGENE:	Rexgene Biotech Co., Ltd.

1330-13 Seocho-Dong

Seocho-Gu, Seoul, Korea

Att'n: Suk Hyung Kwon, CEO

REXAHN :	Rexahn Corporation

9700 Great Seneca Highway,

Rockville, Maryland 20850

Att'n: Chang Ahn, CEO

9.	MERGER AND INTEGRATION

This Agreement, together with the attachments hereto, contains the entire understanding of the Parties relating to the subject matter hereof and shall only be amended by a written document, duly executed on behalf of the respective Parties. This Agreement supersedes all prior understandings, representations, negotiations and correspondence between the Parties, including all courses of performance, course of dealing, and usage of trade.

10.	GOVERNING LAW

This Agreement and the performance of the Parties hereunder shall be governed by, construed, and enforced under the laws of the state of Maryland and the Federal laws of the United States, with the exception of its conflict of law rules.

11.	RELATIONSHIPS

Nothing contained in this Agreement shall constitute any Party a partner, joint venturer, agent or representative of any other Party or to create any relationship of trust or partnership. No Party shall have the authority to act for, or incur obligations on behalf of, any other Party except as provided specifically in this Agreement

12.	ASSIGNMENT

This Agreement shall not be assignable in whole or in part by either party without the prior written consent of the other party, provided, however, that either party may assign this Agreement without consent to any purchaser of the business to which this Agreement pertains.

13.	BREACH AND DISPUTE RESOLUTION

13.1
Good Faith Negotiation. In the event of a dispute, the Parties agree to use their best efforts to negotiate in good faith between themselves for a period of thirty (30) days, or such longer period as may be mutually agreed, to resolve all such disputes in an amicable manner.

13.2
Breach. Each breach of this Agreement shall be measured independently. Any failure by either Party to act in relation to any breach shall not constitute acquiescence or a waiver of any right of that Party.

13.3
Legal Claims. Any and all claims arising in connection with this Agreement shall be subject to the jurisdiction of the appropriate courts of the State of Maryland and the U.S. District Court for the District of Maryland. The Parties hereby waive any and all claims to lack of jurisdiction (including personal jurisdiction and venue) of such courts. A Party may enforce a judgment thus obtained in the courts of any jurisdiction. Nothing in this Agreement shall prevent either Party from obtaining preliminary injunctive relief.

14.	SEVERABILITY

Any term or terms of this Agreement held to be void by a court of competent jurisdiction under the terms of this Agreement, shall be severed from this Agreement and replaced by a term or terms that results in equivalent economic and legal outcomes as the severed provision. The remainder of the Agreement, as amended, shall continue in full force and effect.

15.	COUNTERPARTS

This Agreement shall be executed in two counterparts, each of which shall be deemed to be an original, and each of which shall constitute one and the same Agreement.

The signatures below acknowledge the acceptance of the terms and conditions of this Agreement.

Rexgene Biotech Co., Ltd		Rexahn Corporation

By:	/s/ S.H. Kwon	By:	/s/ C.H. Ahn

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	February 6, 2003	Date:	February 6, 2003